EXHIBIT 99.1

Timberline and Wolfpack Gold to Merge

Creates Nevada Focused Gold Exploration Company

Coeur d’Alene, Idaho – March 13, 2014 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that it has agreed in principle to merge with Wolfpack Gold Corp. (TSX-V: WFP) (“Wolfpack”) creating a pure Nevada focused gold exploration company with a substantial portfolio of quality assets in a world class jurisdiction.

The merger is expected to be completed by a plan of arrangement or other suitable mechanism, and Timberline and Wolfpack have agreed to an exclusivity period expiring April 22, 2014, during which time the parties will conduct their respective due diligence.  Upon completion of satisfactory due diligence, the parties will conclude a definitive agreement.

With the focus on Nevada, it is currently anticipated that prior to the merger, Timberline will transfer ownership of its partially permitted Butte Highlands Gold Project in Montana to its existing shareholders through a spin-out or similar transaction. Timberline shareholders would retain ownership of the Company’s interest in the Butte Highlands project, and, in addition to the Company’s current pipeline of projects in Nevada, would gain an interest in Wolfpack’s substantial portfolio of Nevada exploration properties.  Similarly, with the focus of the merged company entirely on Nevada gold projects, Wolfpack anticipates that prior to the merger it will transfer its ownership of its uranium assets to its shareholders. The exact mechanism and timing of these transfers has yet to be finalized and such transfers remain subject to any necessary shareholder, corporate, and regulatory approvals.

Timberline President and CEO Paul Dircksen commented, “We have successfully advanced our Butte Highlands project to the point that the final permits appear to be forthcoming soon.  With the timing of the permits in the hands of the regulators, the operation of the project is in the hands of our joint venture partner, who has already completed a substantial amount of pre-development work. With the planned pre-merger spinoff, Timberline’s existing shareholders will continue to benefit fully from the future developments at Butte Highlands.  At the same time, we have been creating a quality exploration and development portfolio in Nevada, and this opportunity will allow us to focus on a substantial group of prospective gold properties in one of the best exploration and mining jurisdictions in the world.  We believe that a partnership with Wolfpack would enhance the shareholder value of the company and facilitate access to capital as we advance the properties toward development and production”.

At the time of the merger, Wolfpack is anticipated to have approximately $6.7 million in its treasury.  The transaction is expected to be structured such that Timberline will acquire all of the outstanding shares of Wolfpack and, on completion, former Wolfpack shareholders will hold, as a group, approximately 50% of the outstanding shares of common stock of Timberline.  At closing, Timberline will consolidate its shares of common stock on a ratio to be determined by the parties and reconstitute its board of directors to be comprised of an equal number of directors from each company.  The agreement requires a break fee in the amount of US$500,000 be paid by a party electing to terminate the agreement to accept a third party superior proposal.

Under the terms of the letter of intent, Wolfpack has agreed to provide Timberline with a bridge loan of up to US$1,000,000 to fund the working capital needs of Timberline during the interim period prior to the completion of the proposed transaction. Timberline may draw down an initial US$500,000 and may thereafter request additional tranches of US$250,000.  The loan will mature on the earlier of completion of the business combination and one year from the initial draw down under the loan.  The amount drawn will bear interest at 5% during the first six months of the loan and thereafter at 10% until repaid (in each case compounded annually).  In the event the proposed transaction for any reason does not complete, Wolfpack will have the exclusive right, on the maturity date, to be paid the principal amount of the loan and interest in cash or elect to receive all or a portion thereof in shares of commons stock of Timberline.  Repayment will also be secured by Timberline’s interest in the Seven Troughs property located in Pershing County, Nevada.

In the event Timberline decides for any reason to terminate discussions regarding the business combination prior to execution of the definitive agreement, Timberline will, in consideration for Wolfpack making the bridge loan, assign a 0.25% net smelter returns royalty in the Seven Troughs property to Wolfpack.

Completion of the proposed business combination is subject to a number of conditions, including satisfactory completion of due diligence by each of the parties, execution of a mutually acceptable definitive agreement by April 22, 2014, and receipt by both Wolfpack and Timberline of all stock exchange and third party approvals, including shareholder approval if required.  Advancement of the bridge loan and any conversion thereof into Timberline shares, is subject to receipt by both parties of stock exchange approval.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana. Timberline’s exploration is primarily focused on the major gold districts of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits that are developed into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

About Wolfpack

Wolfpack Gold's mandate is to advance low cost heap leach and high grade underground gold projects towards production in the western United States. The advanced Adelaide and Castle-Black Rock projects have previous operating histories as open pit heap leach operations before closing due to low gold prices in the 1980’s. With quality assets in a world class jurisdiction, a budgeted three-year plan

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and an exploration team with documented exploration discoveries in Nevada, Wolfpack Gold is positioned to advance new and existing discoveries towards production.  In addition, the Company has a 100% interest, with no holding costs, on 115,000+ acres (46,400 ha) of private mineral rights in New Mexico, including the Crownpoint and Hosta Butte uranium deposits. These deposits contain an indicated resource of 26.6 MM pounds U3O8 at an average grade of 0.105% 4 eU3O8 and an inferred resource of 6.1 MM pounds U3O8 at an average grade of 0.110 eU3O8 (Beahm, 2012). A portion of these resources are under NRC license.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the proposed spin-off of the Company’s Butte Highlands project, timing for permitting at the Butte Highlands project, the completion of the proposed combination with Wolfpack Gold and the potential for enhanced value to shareholders and the facilitation of financing following the merger with Wolfpack, completion of satisfactory due diligence and potential development and production of the properties of the combined company and other such similar statements . When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the proposed transaction with Wolfpack Gold, unsatisfactory results of due diligence, the receipt of a superior proposal by one of the parties, failure to receive necessary regulatory or shareholder approvals, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2013.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
Paul Dircksen, CEO
Phone: 208.664.4859

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